UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Steel Connect, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

September 14, 2022

Dear Steel Connect Stockholder:

We are writing to ask for your vote at our upcoming Annual Meeting of Stockholders to be held on Friday, September 30, 2022. At this meeting stockholders are being asked to vote upon, among other items, a proposal (the “Merger Proposal”) to adopt a Plan of Merger between Steel Connect and Steel Partners Holdings L.P. If the merger is approved, unaffiliated Steel Connect Stockholders will receive $1.35 in cash plus one Contingent Value Right (“CVR”) for each outstanding share of Steel Connect Common Stock. If you fail to vote on the Merger Proposal, the effect will be the same as a vote against adoption of the Merger Proposal.

Please take a moment and vote your Steel Connect shares today via email or phone.

Your participation at our Annual Meeting by voting your shares is important no matter how many shares you own. To date, your vote has not been received. Our proxy solicitor, MacKenzie Partners, can take your vote via telephone or email. To vote via phone please call 800-322-2885 (Toll-Free in the US) or 212-929-5500 (Call Collect). You may also contact MacKenzie Partners with your voting instructions via email. A sample email can be found below.

To: jjaegers@mackenziepartners.com

cc: glinde@mackenziepartners.com

Re: Steel Connect Annual Meeting of Stockholders

Dear Mr. Jaegers,

Please vote my shares of Steel Connect common stock at the September 30, 2022 Annual Meeting of Stockholders as follows:

1	FOR the Merger Proposal
2	For the Amendment Proposal
3	FOR the Election of All Class 1 Directors
4	FOR the Advisory Vote on Executive Compensation
5	FOR the Ratification of Auditors

The shares are registered in the name of _____________________ and I have authority to vote these shares.

Thank you.

[Name]

[Title, if necessary]

-over-

If you have any questions or need any assistance in voting your shares, please contact MacKenzie Partners at 800-322-2885, 212-929-5500 or via email at proxy@mackenziepartners.com

Thank you for your cooperation and support.

Sincerely,

Steel Connect

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